UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 12, 2005

Date of Report (date of earliest event reported)

ADVENT SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	0-26994	94-2901952
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Brannan Street

San Francisco, California 94107

(Address of principal executive offices)

(415) 543-7696

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 18, 2006, the Board of Directors (the “Board”) of Advent Software Inc. (the “Company”) elected James Kirsner to the Board of Advent. Mr. Kirsner has also been elected to serve on the Corporate Governance and Nominating Committee of the Board.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

On January 18, 2006 and effective as of such date, Advent’s Board approved an amendment to Section 3.2 of the Company’s Bylaws to increase the membership of the Board from seven to eight members in connection with the election of Mr. Kirsner to the Company’s Board. The amended and restated Bylaws of the Company are attached and filed as Exhibit 3.1 to this current report on Form 8-K.

Item 8.01 Other Events

On December 12, 2005, the Company reached an agreement with certain of the former members and employees of Advent Outsource Data Management LLC (“Advent Outsource”) to settle their claims regarding earn-out and incentive compensation payments allegedly due to them under the Agreement and Plan of Merger dated October 31, 2002 and associated employment agreements. Pursuant to the terms of the final settlement agreement between the parties dated January 12, 2006, the Company has agreed to pay approximately $975,000 in settlement of all claims,  which will be included in general and administrative expenses in the Company’s 2005 fourth quarter operating results, and the related lawsuits of claimants will be dismissed with prejudice.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

The following items are filed as exhibits to this report:

3.1           Amended and Restated Bylaws of Advent Software, Inc. as of January 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVENT SOFTWARE, INC.

	By:	/s/ Graham V. Smith
Graham V. Smith
Executive Vice President,
Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)

Dated: January 23, 2006